                                                                       Exhibit 5

                                 ROPES & GRAY
                            ONE INTERNATIONAL PLACE
                       BOSTON, MASSACHUSETTS 02110-2624
                                (617) 951-7000
                              FAX: (617) 951-7050


                                     December 4, 1996


Brookstone, Inc.
17 Riverside Street
Nashua, NH  03062


Ladies and Gentlemen:

     This opinion is furnished to you in connection with a registration statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about the date hereof for the registration of 150,000 shares of Common Stock, $.001 par value (the "Shares"), of Brookstone, Inc., a Delaware corporation (the "Company"). The Shares are issuable under the Company's 1996 Directors' Stock Option Plan (the "Plan").

     We are familiar with the actions taken by the Company in connection with the Plan. For purposes of our opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

     Based on the foregoing, we are of the opinion that, when the Shares have been issued and sold and consideration received therefor by the Company in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

     It is understood that this opinion is to be used only in connection with the offer and sale of Shares while the Registration Statement is in effect.

                              Very truly yours,


                              /s/ Ropes & Gray
                              Ropes & Gray